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                                                              Exhibit 15.1

TMP Worldwide Inc.
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of TMP Worldwide Inc. and Subsidiaries for the periods ended September 30, 2002 and 2001, as indicated in our report dated November 14, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Registration Statements on Forms S-3 and S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-63499, 333-88193,
333-75031, 333-93065, 333-70795, 333-83131, and 333-96101).

We also are aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration Statement or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ BDO Seidman LLP



BDO Seidman, LLP
New York, New York


November 14, 2002